SUBSIDIARIES OF U.S. HOME & GARDEN INC.

Name of Subsidiary                                State of Incorporation
------------------                                ----------------------

Easy Gardener Acquisition Corp.                   Delaware
Emerald Products Corp.*                           Delaware
Golden West Agri-Products, Inc.                   California
Weatherly Consumer Products Group, Inc.*          Delaware
Weatherly Consumer Products, Inc.+                Delaware

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* Subsidiary of Easy Gardener Acquisition Corp.
+ Subsidiary of Weatherly Consumer Products Group, Inc.